Exhibit 10.4

FRANKLIN RESOURCES, INC.

2002 UNIVERSAL STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Participant:

Name:	______________________

Address:	______________________

In accordance with the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan (the “2002 Plan”), as an incentive for increased efforts and successful achievements, Franklin Resources, Inc. (the “Company”) has awarded Participant Restricted Stock Units (“Units”) (as defined in the 2002 Plan) over common stock of the Company subject to the terms and conditions of the accompanying Restricted Stock Unit Award Agreement (the “Award Agreement”), this Notice of Restricted Stock Unit Award (the “Notice of Award” and together with the Award Agreement, the “Award”) and the 2002 Plan, as follows:

Award Number

Award Date

Total Number of Units Awarded

Subject to Participant’s Continuous Status as an Employee (as defined in the 2002 Plan) of the Company or any of its Subsidiaries (as defined in the 2002 Plan) and other limitations set forth in the Award and the 2002 Plan, the Units shall vest in accordance with the following schedule:

Vesting Schedule	Number of Units
[ ]	[___________	]

Participant acknowledges and agrees that the Units subject to this Award shall vest only by Participant’s Continuous Status as an Employee of the Company or any of its Subsidiaries, and that such status is at the will of the Company or the applicable Subsidiary (not through the act of being hired, being granted this Award or acquiring Units hereunder). Participant further acknowledges and agrees that nothing in this Award nor in the 2002 Plan, which is incorporated herein by this reference, affects the Company’s, or a Subsidiary’s, right to terminate, or to change the terms of, Participant’s employment at any time, with or without cause.

Participant acknowledges that, from time to time, the Company may be in a “Blackout Period” and/or subject to applicable securities laws that could subject Participant to liability for engaging in any transaction involving the sale of the Company’s shares. Participant further acknowledges and agrees that, prior to the sale of any shares acquired under this Award, it is Participant’s responsibility to determine whether or not such sale of shares will subject Participant to liability under insider trading rules or other applicable securities laws.

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Participant understands that the Award is subject to Participant’s consent to access, and acknowledgement of having accessed, the 2002 Plan prospectus in connection with the Form S-8 registration statement for the 2002 Plan, any updates thereto, the 2002 Plan, the Award Agreement and this Notice of Award (collectively, the “2002 Plan Documents”) in electronic form through the People Page on the Company’s Intranet. By signing below, Participant hereby: (i) consents to access electronic copies (instead of receiving paper copies) of the 2002 Plan Documents via the Company’s Intranet; (ii) represents that Participant has access to the Company’s Intranet; (iii) acknowledges receipt of electronic copies, or that Participant is already in possession of paper copies, of the 2002 Plan Documents and the Company’s most recent annual report to stockholders; (iv) acknowledges that Participant is familiar with and has accepted the Award subject to the terms and provisions of the 2002 Plan Documents; and (v) consents to access and receive in the future electronic copies via the Company’s Intranet or otherwise of all documents made a part of, or incorporated by reference into, the 2002 Plan Documents in the future as well as any other reports, proxy statements and other communications distributed in the future to security holders of the Company generally.

Participant may receive, without charge, upon written or oral request, paper copies of any or all of the 2002 Plan Documents, documents incorporated by reference in the Form S-8 registration statement for the 2002 Plan, and the Company’s most recent annual report to stockholders or any other documents described in the preceding paragraph by requesting them from Stock Administration at the Company, One Franklin Parkway, San Mateo, CA 94403-1906. Telephone (650) 525-8037. Participant may also withdraw Participant’s consent to receive any or all documents electronically by notifying Stock Administration at the above address in writing.

In the event of Participant’s death, Participant hereby designates the following as Participant’s beneficiary(ies) to receive all payments and shares due to Participant pursuant to this Award. Please note that this designation applies only to this Award and not to any prior awards or grants under the 2002 Plan. This designation shall be binding upon the executors, administrators, heirs, successors and transferees of Participant only in jurisdictions where such beneficiary designations are enforceable under local law.

NAME: (Please print):
(First) (Middle) (Last)

SSN/SIN/National Tax ID:

ADDRESS:

(Please include Country and Zip/Postal Code)

TELEPHONE NO.:
(Please include Country and/or Area Code)

RELATIONSHIP:

PERCENTAGE:
(Enter the % Participant wishes the beneficiary(ies) to receive)

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By Participant’s electronic signature and by the signature of the Company’s representative below, Participant and the Company agree that the Award is granted under and governed by the terms and conditions of the 2002 Plan, this Notice of Award and the Award Agreement.

PARTICIPANT:	FRANKLIN RESOURCES, INC.

Participant’s Name	By:
Title:

Notice for residents of the EU: This Notice of Award and accompanying documents do not constitute a prospectus prepared in accordance with the EU Prospectus Directive 2003/71/EC (“the Directive”). The Company takes the position that the Units are not “transferable securities” as defined in Article 2(1)(a) of the Directive. Further, the employee pays no consideration to acquire the shares of common stock of the Company under the Award. In the event that this Award is within the scope of the Directive, the offer of the Award and shares under the Award is made in reliance on an employee share exemption from the obligation to file a prospectus in accordance with Article 4(1)(e) of the Directive because the Company’s common stock is listed on the London Stock Exchange. Accordingly, no prospectus or other document has been prepared and filed with the UK Financial Services Authority or any other regulator in the European Union in relation to the offer of the Award and shares under the Award.

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FRANKLIN RESOURCES, INC.

2002 UNIVERSAL STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement, together with any Appendix(es) attached hereto (hereinafter, collectively, the “Agreement”), is made as of the Award Date set forth in the Notice of Restricted Stock Unit Award (the “Notice of Award”) between Franklin Resources, Inc. (the “Company”) and the Participant named therein (“Participant”).

WITNESSETH:

WHEREAS, the Board of Directors and stockholders of the Company have adopted the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan (the “2002 Plan”), authorizing the grant of Restricted Stock Units (as defined in the 2002 Plan) (“Units”) to eligible individuals as an incentive in connection with the performance of services for the Company and its Subsidiaries, as defined in the 2002 Plan, which is incorporated herein by this reference (capitalized terms used but not defined in this Agreement have the same meaning as set forth in the 2002 Plan or the Notice of Award, as applicable); and

WHEREAS, the Company recognizes the efforts of Participant on behalf of the Company and its Subsidiaries and desires to motivate Participant in Participant’s work and provide an inducement to remain in the service of the Company and its Subsidiaries; and

WHEREAS, the Company has determined that it would be to the advantage and in the interest of the Company and its stockholders to award Units provided for in this Agreement and the Notice of Award to Participant, subject to certain restrictions, as an incentive for increased efforts and successful achievements;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Restricted Stock Unit Award. The Company is issuing to Participant Units as set forth in the Notice of Award, subject to the rights of and limitations on Participant as owner thereof as set forth in this Agreement.

2. Transfer Restriction.

(a) Units may not be transferred by Participant in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, Participant may designate a beneficiary of Units in the event of Participant’s death on the beneficiary designation form included in the Notice of Award. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and transferees of Participant.

(b) Participant acknowledges that, from time to time, the Company may be in a “Blackout Period” and/or subject to applicable securities laws that could subject Participant to liability for engaging in any transaction involving the sale of the Company’s shares. Participant further acknowledges and agrees that, prior to the sale of any shares acquired under this Award, it is Participant’s responsibility to determine whether or not such sale of shares will subject Participant to liability under insider trading rules or other applicable securities laws.

3. Vesting.

(a) Units shall become vested in accordance with the Vesting Schedule in the Notice of Award so long as Participant maintains a Continuous Status as an Employee of the Company or a Subsidiary.

(b) If Participant ceases to maintain a Continuous Status as an Employee of the Company or any of its Subsidiaries for any reason other than death or disability (as described in subparagraph (c)), all Units to the extent not yet vested under subparagraph (a) on the date Participant ceases to be an employee shall be forfeited by Participant without payment of any consideration to Participant therefor. Any Units so forfeited shall be canceled and any shares considered issuable pursuant to such Units, if applicable, shall be returned to the status of authorized but unissued shares, to be held for future distributions under the Company’s 2002 Plan.

(c) If Participant dies or in the event of termination of Participant’s Continuous Status as an Employee as a result of disability (as determined by the Board in accordance with the policies of the Company) while an employee of the Company or any of its Subsidiaries, Units awarded hereunder shall become fully vested as of the date of death or termination of employment on account of such disability. Unless changed by the Board, “disability” means that Participant ceases to be an employee on account of disability as a result of which Participant shall be eligible for payments under the Company’s long-term disability policy.

4. Vesting of Units and Issuance of Shares. Upon each vesting date, one share of common stock (“Stock”) shall be issuable for each Unit that vests on such date, subject to the terms and provisions of the 2002 Plan, the Notice of Award and this Agreement. Upon satisfaction of any required tax or other withholding obligations as set forth in paragraph 6 of this Agreement, the shares of Stock will be issued to Participant (as evidenced by the appropriate entry in the books of the Company or a duly authorized transfer agent of the Company) as soon as practicable after the vesting date, but in any event, within the period ending on the later to occur of the date that is two and a half (2 1/2) months from the end of (i) Participant’s tax year that includes the applicable vesting date, or (ii) the Company’s tax year that includes the applicable vesting date. Any fractional Unit remaining after all Units under this Award are fully vested shall be discarded and a fractional share of Stock shall not be issued at vesting of the fractional Unit. Notwithstanding the above, the Company may, in its discretion, pay to Participant all or a portion of any vested Units in cash in an amount equal to the shares of Stock, less any tax or other withholding obligations set forth in paragraph 6 of this Agreement.

5. Right to Shares. Participant shall not have any right in, to or with respect to any of the shares of Stock (including any voting rights or rights with respect to dividends paid on the Stock) issuable for a Unit under the Award until the Award is settled by the issuance of such shares of Stock to Participant.

6. Withholding of Taxes.

(a) General. Participant is ultimately liable and responsible for all taxes owed by Participant in connection with Units awarded, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with Units awarded. Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of Units awarded or the subsequent sale of any of the shares of Stock. The Company and its Subsidiaries do not commit and are under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with Units awarded (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state or local taxes and including any employment tax obligation (the “Tax Withholding Obligation”), Participant must arrange for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company, including by means of one of the following methods:

(i) By Share Withholding. Unless Participant determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, Participant authorizes the Company (in the exercise of its sole discretion) to withhold from those shares of Stock issuable to Participant the whole number of shares sufficient to satisfy the Tax Withholding Obligation, provided that the Company shall withhold only the amount of shares necessary to satisfy the minimum applicable Tax Withholding Obligation. Share withholding will result in issuance of a lower number of shares of Stock to Participant. Share withholding will generally be used to satisfy the tax liability of individuals subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

(ii) By Sale of Shares. Unless Participant determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, and provided that the terms of this clause (ii) do not violate Section 13(k) of the Securities Exchange Act of 1934, as amended, Participant’s acceptance of the Award constitutes Participant’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Stock issuable to Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the applicable Tax Withholding Obligation. Such shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Tax Withholding Obligation, the Company agrees to pay such excess in cash to Participant. Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Tax Withholding Obligation. Accordingly, Participant agrees to pay to the Company or any of its Subsidiaries as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares described above.

(iii) By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of days as determined by the Committee or its designee) before any Tax Withholding Obligation arises (e.g., a vesting date), Participant may elect to satisfy the Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Committee or its designee.

7. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing contained in the 2002 Plan, the Notice of Award or this Agreement shall be interpreted as imposing any liability on the Company or the Committee in favor of Participant or any purchaser or other transferee of Units or shares of Stock with respect to any loss, cost or expense which such Participant, purchaser or other transferee may incur in connection with, or arising out of any transaction involving, any Units or shares of Stock subject to the 2002 Plan, the Notice of Award or this Agreement.

8. No Compensation Deferrals. None of the 2002 Plan, the Notice of Award and this Agreement are intended to provide for an elective deferral of compensation that would be subject to Section 409A (“Section 409A”) of the United States Internal Revenue Code of 1986, as amended. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the 2002 Plan, the Notice of Award and/or this Agreement to ensure that no awards (including, without limitation, the Units) become subject to the requirements of Section 409A, provided, however, that the Company makes no representation that the Units are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the Units.

9. Integration. The terms of the 2002 Plan, the Notice of Award and this Agreement are intended by the Company and Participant to be the final expression of their agreement with respect to Units and may not be contradicted by evidence of any prior or contemporaneous agreement. The Company and Participant further intend that the 2002 Plan, the Notice of Award and this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any arbitration, judicial, administrative or other legal proceeding involving the 2002 Plan, the Notice of Award or this Agreement. Accordingly, the 2002 Plan, the Notice of Award and this Agreement contain the entire understanding between the parties and supersede all prior oral, written and implied agreements, understandings, commitments and practices among the parties.

10. Waivers. Any failure to enforce any terms or conditions of the 2002 Plan, the Notice of Award or this Agreement by the Company or by Participant shall not be deemed a waiver of that term or condition, nor shall any waiver or relinquishment of any right or power for all or any other times.

11. Severability of Provisions. If any provision of the 2002 Plan, the Notice of Award or this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision thereof; and the 2002 Plan, the Notice of Award and this Agreement shall be construed and enforced as if none of them included such provision.

12. Committee Decisions Conclusive. All decisions of the Committee arising under the 2002 Plan, the Notice of Award or this Agreement shall be conclusive.

13. Mandatory Arbitration. To the extent permitted by law, any dispute arising out of or relating to the 2002 Plan, the Notice of Award and this Agreement, including the meaning or interpretation thereof, shall be resolved solely by arbitration before an arbitrator selected in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. The location for the arbitration shall be in the county or comparable jurisdiction of Participant’s employment. Judgment on the award rendered may be entered in any court having jurisdiction. Each party shall pay an equal share of the arbitrator’s fees, unless applicable law requires the Company to pay all or a greater share of the fees and costs. All statutes of limitation which would otherwise be applicable shall apply to any arbitration proceeding under this paragraph. Neither Participant nor the Company will have the right to participate in a class, representative or collective action, as a class representative, class member or an opt-in party, act as a private attorney general, or join or consolidate claims with claims of any other person or entity, with respect to any dispute arising out of or relating to the 2002 Plan, the Notice of Award and this Agreement. The provisions of this paragraph are intended by Participant and the Company to be exclusive for all purposes and applicable to any and all disputes arising out of or relating to the 2002 Plan, the Notice of Award and this Agreement. The arbitrator who hears and decides any dispute shall have jurisdiction and authority only to award compensatory damages to make whole a person or entity sustaining foreseeable economic damages, and shall not have jurisdiction and authority to make any other award of any type, including, without limitation, punitive damages, unforeseeable economic damage, damages for pain, suffering or emotional distress, or any other kind or form of damages, unless such other award is available as a matter of law. The remedy, if any, awarded by the arbitrator shall be the sole and exclusive remedy for any dispute which is subject to arbitration under this paragraph.

14. Delaware Law. The 2002 Plan, the Notice of Award and this Agreement shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by the federal laws of the United States of America.

END OF AGREEMENT

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